Service Corporation International Announces Retirement of Senior Officer

HOUSTON, May 7 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), a provider of deathcare products and services, announced today that James M. Shelger, Senior Vice President, General Counsel and Secretary, will retire effective June 30, 2007. Thereafter, Mr. Shelger will remain an employee of the company for a transitional period. SCI has not yet named a successor but has initiated a search to identify successor candidates.

Commenting on Mr. Shelger's retirement, Mr. Thomas L. Ryan, President and Chief Executive Officer, said, "I would like to personally thank Jim for his 26 years of outstanding service to SCI and for his many contributions to our success. Jim has been an integral part of our company and has been an essential component of our management team. We all will continue to count on his wise counsel."

Service Corporation International, headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2006 we owned and operated more than 1,600 funeral homes and 400 cemeteries (of which over 230 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com . For more information about Dignity Memorial(R), please visit http://dignitymemorial.com .

For additional information contact:

Investors: Debbie Young - Director / Investor Relations
(713) 525-9088

Media: Greg Bolton - Director / Corporate Communications
(713) 525-5235

SOURCE Service Corporation International
CONTACT: investors, Debbie Young, Director - Investor Relations,
+1-713-525-9088, or media, Greg Bolton, Director - Corporate Communications,
+1-713-525-5235, both of Service Corporation International
Web site: http://www.sci-corp.com
                  http://dignitymemorial.com
(SCI)